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                                                                   Exhibit 3.1.2


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        BIG 5 SPORTING GOODS CORPORATION
                             a Delaware corporation


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                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware
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         BIG 5 SPORTING GOODS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: That the date of filing of the Corporation's original Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware was October 31, 1997, and that the Corporation filed a Certificate of Designations of the Powers, Preferences and Other Special Rights of Series A 13.45% Senior Exchangeable Preferred Stock, and Qualifications, Limitations and Restrictions Thereof (the "Series A Preferred Stock Certificate of Designations") with the Office of the Secretary of State of the State of Delaware on November 13, 1997.

         SECOND: That the Board of Directors of the Corporation has adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Designations of the Corporation:

                  "NOW, THEREFORE, BE IT RESOLVED, that clause (e) (Redemption) of Section 1 of the Series A Preferred Stock Certificate of Designations be amended and restated in its entirety as follows:


         (e) Redemption.

                  (i)      Optional Redemption.

                           (A) The Company may (subject to contractual and other
                  restrictions with respect thereto and the legal availability of funds therefor), at the option of the Company, redeem at any time on or after November 13, 2002, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Series A Preferred Stock, at the redemption prices (expressed as a percentage of the then liquidation preference (both permanent and conditional

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                  as then in effect) thereof) set forth below plus, without
                  duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the 12-month period beginning on November 13 of each of the years indicated below:

              Year                                           Percentage
              ----                                           ----------
              2002........................................     106.725%
              2003........................................     105.380%
              2004........................................     104.035%
              2005........................................     102.690%
              2006........................................     101.345%
              2007 and thereafter.........................     100.000%

                  provided that no optional redemption pursuant to this paragraph e(i)(A) shall be authorized or made at less than 101% of the then liquidation preference (both permanent and conditional as then in effect) of the Series A Preferred Stock at any time when the Company is making or purchasing shares of Series A Preferred Stock under a Change of Control Offer in accordance with the provisions of paragraph (h)(i) hereof.

                           (B) In addition, on or prior to November 13, 2002,
                  the Company may, at its option, on one or more occasions redeem, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Series A Preferred Stock then outstanding, at the redemption price set forth below, following any underwritten public offering (a "Public Offering") of its Common Stock.

                           For purposes of this Section (e)(i)(B), the
                  redemption price shall be (i) a non-transferable, interest-free note in such form and with such terms as are determined by the Board of Directors of the Company (an "Additional Payment Note") evidencing the right to receive the Additional Payment (as defined in Section (e)(I)(D)) and (ii) an amount in cash (the "Contingent Redemption Price") equal to the sum of (I) the Public Offering Redemption Percentage (as defined below) multiplied by the then liquidation preference (both permanent and conditional as then in effect), plus, without duplication, (II) an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date). The "Public Offering Redemption Percentage" shall be 110% less (II) the number (computed to three decimal places) calculated as follows and expressed as a percentage: (x) the product of (A) the underwriters' discount (the "Underwriters' Discount") in connection with the Public Offering (expressed as a percentage) multiplied by (B) the price per share of Common Stock (before underwriting commissions and discounts) in the Public Offering multiplied by (C) the sum of (i) the



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                  maximum number of shares of Common Stock to be sold by selling stockholders in the Public Offering and (ii) the maximum number of shares of Common Stock to be repurchased by the Company from its employee-stockholders with a portion of the proceeds of the Public Offering as described in the prospectus relating to the Public Offering, in each case assuming exercise in full of the underwriters' "green shoe" option
                  (such aggregate number of shares, the "Maximum Number"); and then dividing such product by (y) the aggregate liquidation preference of all outstanding shares of Series A Preferred Stock immediately prior to redemption.

                           (C) In the event of a redemption pursuant to
                  paragraph (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Series A Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares held by each Holder of Series A Preferred Stock or by lot, as may be determined by the Company in its sole discretion.

                      (ii) Mandatory Redemption. On November 13, 2009, the
              Company shall redeem, subject to contractual and other restrictions thereupon, from any source of funds legally available therefor, in the manner provided in Paragraph (e)(iii) hereof, all of the shares of the Series A Preferred Stock then outstanding at a redemption price equal to 100% of the then liquidation preference (both permanent and conditional as then in effect) per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                      (iii) Procedures for Redemption.

                           (A) At least 20 days and not more than 60 days prior
                  to the date fixed for any redemption of the Series A Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of Series A Preferred Stock of record as of the date such notice is given at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state: (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B) or
                  (e)(ii) hereof; (2) the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be; (3) whether all or less than all the outstanding shares of the Series A Preferred Stock are to be redeemed and the total number of shares of the Series A Preferred Stock being redeemed; (4) the number of shares of Series A Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem; (5) the date fixed for redemption; (6) that



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                  the Holder is to surrender to the Company, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, such Holder's certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and (7) that dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, and, if applicable, the delivery of the Additional Payment Note, as the case may be.

                           (B) Each Holder of Series A Preferred Stock shall
                  surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Contingent Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash, and, if applicable, the Additional Payment Notes for such shares shall be deliverable, to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (C) If (i) the Redemption Notice is duly mailed as
                  described in subparagraph (iii)(a) and (ii) either (x) a sum in cash is set apart irrevocably in trust sufficient to pay the applicable redemption price payable at the Redemption Date on the shares of Series A Preferred Stock called for redemption (whether before or on the Redemption Date) or (y) the Company pays in full the applicable redemption price payable at the Redemption Date, and (iii) if applicable, the Company delivers or has prepared for irrevocable delivery (whether before or on the Redemption Date) the Additional Payment Notes, then, notwithstanding that any certificate for shares so called for or subject to redemption shall not have been surrendered for cancellation, (1) dividends on the Series A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, (2) such shares shall no longer be deemed to be outstanding or have the status of shares of Series A Preferred Stock, (4) such shares shall no longer be transferable on the books of the Company and (5) all rights of the Holders of such redemption shares as stockholders of the Company shall cease, other than the right to receive from the Company or exchange agent or other agent selected by the Company the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, and, if applicable, the Additional Payment Note, as the case may be, without interest.

                           (D) In the event that the total number of shares of
                  Common Stock actually sold by selling stockholders in the Public Offering and repurchased by the Company from its employee-stockholders with a portion of the proceeds of the Public Offering (the "Actual Number") is less than the


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                  Maximum Number, then the Additional Payment shall be
                  calculated by multiplying the liquidation preference of a share of Series A Preferred Stock as in effect immediately prior to redemption by a percentage calculated as follows: (x) the product of (A) the Underwriters' Discount multiplied by
                  (B) the price per share of Common Stock (before underwriting commissions and discounts) in the Public Offering multiplied by (C) the amount calculated by subtracting the Actual Number from the Maximum Number; and then dividing such product by (y) the aggregate liquidation preference of all shares of Series A Preferred Stock outstanding immediately prior to the Redemption Date; provided that if the Actual Number equals the Maximum Number or if the Additional Payment would be less than $0.50, then the Additional Payment shall be $0.00. The Additional Payment Notes shall provide that the Additional Payment, if any, shall be payable in cash promptly (and in any event within 10 business days) after the Company finally determines the Actual Number to the Person whose name appears on a certificate or certificates for the Series A Preferred Stock as the owner thereof prior to redemption."

         THIRD: That the foregoing amendment to the Corporation's Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation's Certificate of Incorporation.



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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be duly executed by its duly authorized officer on the 31st day of May 2002.


                                       BIG 5 SPORTING GOODS CORPORATION,
                                       a Delaware corporation



                                       By: /s/ Charles P. Kirk
                                          --------------------------------------
                                          Charles P. Kirk
                                          Senior Vice President and Chief
                                           Financial Officer



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